Draft 11/2/16

NEW JERSEY RESOURCES CORPORATION

Deferred Stock Retention Award Agreement

This Deferred Stock Retention Award Agreement (the "Agreement"), which includes the attached “Terms and Conditions of Deferred Stock,” confirms the grant on November 15, 2016 (the “Grant Date”), by New Jersey Resources Corporation, a New Jersey corporation ("NJR"), to                      ("Employee"), under Section 6(e) of the 2007 Stock Award and Incentive Plan (the "Plan"), of Deferred Stock, including the rights to Dividend Equivalents thereon as specified herein, as follows:

Based upon his or her contribution to the success of NJR in fiscal year 2016, Employee is hereby awarded a deferred stock award (the “Retention Award”) of _____ deferred stock units of NJR common stock issued under the Plan (“Deferred Stock”), including the rights to Dividend Equivalents thereon as specified herein.

The Retention Award will be paid to Employee on October 15, 2019 (“Award Date”), subject to the terms and conditions set forth herein.

Upon the Award Date, the payout of the Deferred Stock, including Deferred Stock credited as the result of Dividend Equivalents, will be in the form of fully transferable shares of NJR common stock, subject to the terms and conditions set forth herein. Prior to the Award Date, if not previously forfeited, the Retention Award (i) will be paid in full upon a consummation of a Change in Control if no provision is made for the continuance, assumption or substitution of the Retention Award by NJR or its successor in connection with the Change in Control (provided the Change in Control constitutes a 409A ownership/control change and (ii) will be paid as set forth below upon the Employee’s Disability and death to the extent provided in Section 3 of the Terms and Conditions attached hereto as Exhibit “A,” and subject to the terms and conditions set forth herein.

Conditions to Retention Award: Employee is not required to continue his/her employment with NJR in order to receive distribution of the Retention Award. However, NJR’s obligation to pay the Retention Award and Employee’s right to distribution of the Retention Award will be forfeited immediately upon the occurrence of any one or more of the following events (defined terms are attached hereto as Exhibit “B”):

(a)
Competitive Employment. In the event that Employee, during the Restricted Period and within the Restricted Territory, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, performs services of the type which are the same as or similar to those conducted, authorized, offered or provided by Employee to NJR within the 24 months prior to Employee’s termination or resignation, and which support business activities which compete with the Business of NJR.

(b)
Recruitment of NJR Employees and Contractors. In the event that Employee, during the Restricted Period, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits or induces any employee or independent contractor of NJR with whom Employee had Material Contact to terminate or lessen such employment or contract with NJR.

(c)
Solicitation of NJR Customers. In the event that Employee, during the Restricted Period, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective customers of NJR with whom Employee had Material Contact for the purpose of selling any products or services which compete with the Business of NJR.

(d)
Solicitation of NJR Vendors. In the event that Employee, during the Restricted Period, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective vendor of NJR with whom Employee had Material Contact for the purpose of purchasing products or services to support business activities which compete with the Business of NJR.

(e)
Breach of Confidentiality. In the event that Employee, at any time, directly or indirectly, divulges or makes use of any Confidential Information of NJR other than in the performance of Employee’s duties for NJR. This provision does not limit the remedies available to NJR under common or statutory law as to trade secrets or other forms of confidential information, which may impose longer duties of non-disclosure and provide for injunctive relief and damages.

(f)
Return of Property and Information. In the event that Employee fails to return all of NJR’s property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the termination or resignation of Employee from employment with NJR. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by NJR to Employee or which Employee has developed or collected in the scope of Employee’s employment with NJR, as well as all NJR-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by NJR, Employee shall certify in writing that Employee has complied with this provision, and has permanently deleted all NJR information from any computers or other electronic storage devices or media owned by Employee. Employee may only retain information relating to the Employee’s benefit plans and compensation to the extent needed to prepare Employee’s tax returns.

(g)
Disparagement. In the event that Employee makes any statements, either verbally or in writing, that are disparaging with regard to NJR or any of its subsidiaries or their respective executives and Board members.

(h)	Termination for Cause. In the event that Employee’s employment with NJR and its subsidiaries is terminated for Cause.

(i) Failure to Provide Information. In the event that Employee fails to promptly and fully respond to requests for information from NJR regarding Employee’s compliance with any of the foregoing conditions.

If it is determined by the Leadership Development and Compensation Committee of the NJR Board of Directors, in its sole discretion, that any of the foregoing events have occurred prior to full distribution of the Retention Award, any unpaid portion of the Retention Award will be forfeited without any compensation therefor.

By signing below, Employee expressly agrees that the foregoing Conditions to Retention Award shall apply to any unpaid awards under any pre-existing Deferred Stock Retention Award Agreements between Employee and NJR. To the extent that there is any conflict between the conditions contained in such pre-existing agreements and the Conditions to Retention Award contained in this Agreement, the Conditions to Retention Award in this Agreement shall control.

The value of the Retention Award will not be taxable to Employee for income tax purposes until it is distributed and will, at that time, be equal to the aggregate value of the then current fair market value of the shares of NJR common stock and cash distributed to Employee. Required income tax withholdings will be deducted first from any cash paid and then in the form of shares from the share payout as described in Section 7(c) of the attached Terms and Conditions, unless Employee has elected at least 90 days prior to payout to satisfy the tax obligations in cash by other means as described herein. Employee will be responsible for satisfying any employment tax withholdings attributable to the Deferred Stock and any related Dividend Equivalents, which Employee may satisfy by (i) delivering to the Company cash equal to the required withholdings or (ii) directing the Company to withhold such amounts from any other cash compensation the Company will pay Employee contemporaneously with the time the withholdings are required hereunder.

The Retention Award will not be considered as compensation for purposes of any pension or retirement plan, or other plan that provides for benefits based on Employee’s level of compensation.

The Retention Award and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of NJR or any of its subsidiaries for any period of time, or at any particular rate of compensation.

The validity, construction, and effect of this Agreement and the Retention Award shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

If any provision in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. In the event that any provision of this Agreement is not enforceable in accordance with its terms, such provision shall be reformed to make it enforceable in a manner which provides NJR and its subsidiaries the maximum rights permitted by law.

The terms of this Retention Award are governed by the Plan and this Agreement, including the attached Terms and Conditions. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) Employee has received a copy of the Plan and agrees to be bound by all the terms and provisions thereof, (ii) the Deferred Stock is nontransferable, except as provided in Section 2 of the attached Terms and Conditions and Section 11(b) of the Plan, (iii) the Deferred Stock is subject to forfeiture as described above in certain limited circumstances prior to payout, and (iv) sales of the shares following payout of the Deferred Stock will be subject to the Company's policy governing the purchase and sale of NJR securities.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

_______________________________
[NAME]
[Title]
Acknowledged and Agreed:

_________________________    _________________
[NAME]     Date
[Title]

EXHIBIT A - TERMS AND CONDITIONS OF DEFERRED STOCK RETENTION AWARD

The following Terms and Conditions apply to the Deferred Stock Retention Award granted to Employee by NEW JERSEY RESOURCES CORPORATION (either the "Company" or “NJR”), as specified in the Deferred Stock Retention Award Agreement (of which these Terms and Conditions form a part). Certain terms and conditions of the Retention Award, including the number of shares granted and payment date(s), are set forth on the preceding pages, which are an integral part of this Agreement.

1.    General. The Retention Award is granted to Employee under the Company's 2007 Stock Award and Incentive Plan (the "Plan"), a copy of which has been previously delivered to Employee and/or is available upon request to the Human Resources Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Leadership Development and Compensation Committee of the Company's Board of Directors (the "Committee") made from time to time.

2.    Nontransferability. Until such time as the Retention Award has been distributed in accordance with the terms of this Agreement, Employee may not transfer either the Deferred Stock or any rights hereunder (including those with respect to the accumulated dividend equivalents) to any third party other than by will or the laws of descent and distribution except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan. This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the shares of Deferred Stock (or any rights thereunder, including those with respect to the accumulated dividend equivalents, except for forfeitures to the Company).

3.    Early Payment Provisions. The following provisions will govern the payment of any Retention Award that is outstanding, and has not been forfeited previously, at the time of Employee's death or Disability:

(a)    Death. In the event of Employee's death, the unpaid Retention Award will be paid as soon as administratively practicable (and no later than ninety (90) days) following Employee’s death to the Employee’s Beneficiary.

(b)    Disability. In the event of Employee’s Disability (as defined below), the unpaid Retention Award will be paid to the Employee on the 31st day after Employee’s Disability.

"Disability" means Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee's disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

4.    Dividend Equivalents and Adjustments.

(a)    Dividend Equivalents. Dividend Equivalents will be credited on the shares of Deferred Stock (other than shares of Deferred Stock that, at the relevant record date, previously have been settled or forfeited) and deemed converted into additional shares of Deferred Stock. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional shares of Deferred Stock) for administrative convenience:

(i)    Cash Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional shares of Deferred Stock shall be credited to Employee’s Account as of the payment date of such cash dividend or distribution equal to the number of shares of Deferred Stock credited to the Account as of the relevant record date multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)    Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional shares of Deferred Stock shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of shares of Deferred Stock credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date for such dividend or distribution.

(iii)    Share Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional shares of Deferred Stock shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of shares of Deferred Stock credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)    Adjustments. The number of shares of Deferred Stock credited to Employee’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights with respect to the Deferred Stock or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Deferred Stock credited to Employee in connection with such event under Section 5(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in ASC Topic 718, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Deferred Stock which shall preserve without enlarging the value of the Deferred Stock, with the manner of such adjustment to be determined by the Committee in its discretion. All adjustments will be made in a manner as to maintain the Deferred Stock’s exemption from Code Section 409A or, to the extent Code Section 409A applies, to comply with Code Section 409A. Any adjustments shall be subject to the requirements and restrictions set forth in Section 11(c) of the Plan.

(c)    Risk of Forfeiture and Settlement of Deferred Stock Resulting from Dividend Equivalents and Adjustments. Deferred Stock which directly or indirectly result from Dividend Equivalents on or adjustments to Deferred Stock granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted

Deferred Stock with respect to which the Dividend Equivalents or adjustments related and will be settled at the same time as such related Deferred Stock.

5.    409A Award. The Retention Award payable under the Agreement is a 409A Award and is subject to all applicable terms and conditions set forth in Section 11(k) of the Plan. All provisions of the Agreement shall be interpreted in a manner as to comply with Section 11(k) of the Plan and Code Section 409A.

6.    Other Terms of Deferred Stock.

(a)    Voting and Other Shareholder Rights. Employee shall not be entitled to vote Deferred Stock on any matter submitted to a vote of holders of Common Stock, and shall not have all other rights of a shareholder of the Company, unless and until the Stock with respect to the Deferred Stock is distributed to Employee as described in the Agreement.

(b)    Consideration for Grant of Deferred Stock. Employee shall not be required to pay cash consideration for the grant of the Deferred Stock and Dividend Equivalents, but Employee's performance of services to the Company prior to the payout of the Deferred Stock shall be deemed to be consideration for this grant of Deferred Stock and Dividend Equivalents.

(c)    Insider Trading Policy Applicable. Employee acknowledges that sales of shares of stock resulting from Deferred Stock that have been distributed will be subject to the Company's policies governing the purchase and sale of Company securities.

(d)    Certificates Evidencing Deferred Stock. On the date any Deferred Stock subject to the Retention Award becomes payable (the “Payment Date”), such Deferred Stock shall be paid by the Company delivering to the Employee, a number of shares of NJR common stock equal to the number of shares of Deferred Stock, including Deferred Stock as the result of Dividend Equivalents, that become payable upon that Payment Date, subject to any applicable withholding requirements described below. The Company shall issue the shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Employee. Delivery of any certificates will be made to the Employee’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. The Company shall pay in cash the value of any fractional share of Stock deliverable upon payment of the Deferred Stock, subject to any applicable withholding requirements described below. Neither the Employee nor any of the Employee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Deferred Stock and Dividend Equivalents that are so paid.

7.    Employee Representations and Warranties and Release. As a condition to distribution of the Retention Award to Employee upon Disability, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, and (ii) to execute a release from claims against the Company arising at or before the date of such release, in such form as may be specified by the Company, and not revoke such release prior to the expiration of any applicable revocation period, all within thirty (30) days of Employee’s Disability.

8.    Miscellaneous.

(a)    Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Retention Award, and supersedes any prior agreements (either verbal or written) or documents with respect to the Retention Award. No amendment or alteration of this

Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Retention Award shall be valid unless expressed in a written instrument executed by Employee. All amendments must comply with the requirements of Code Section 409A.

(b)    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(c)    Mandatory Tax Withholding. Unless otherwise determined by the Committee, or unless Employee has elected at least 90 days prior to payout to satisfy the tax obligations in cash by other means, at the time of payment of the Retention Award to Employee, the Company will withhold first from any cash payable and then from any Shares deliverable, in accordance with Section 11(d)(i) of the Plan, the number of Shares having a value nearest to, but not exceeding, the minimum amount of income and employment taxes required to be withheld under applicable local laws and regulations (after withholding of any cash payable hereunder), and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon payment of the Retention Award.

(e)    Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Services, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(f)    Shareholder Rights. Employee and any Beneficiary shall not have any rights with respect to Deferred Shares (including voting rights and any Deferred Shares credited as the result of Dividend Equivalents covered by this Agreement) prior to the settlement and distribution of the Deferred Shares as specified herein.

EXHIBIT B – DEFINITIONS

a.	“Business of NJR” means the following areas of its business which are selected below, which Employee acknowledges are areas of NJR’s business in which Employee has responsibilities:

(check as applicable)

___
Natural Gas Distribution: Consists of New Jersey Natural Gas Company, a natural gas utility company that provides regulated retail natural gas service to residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets.

___
Energy Services: Maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts and also provides wholesale energy management services to other energy companies and natural gas producers in market areas including states from the Gulf Coast and Mid-continent regions to the Appalachian and Northeast regions, the West Coast and Canada.

___	Clean Energy Ventures: Investor, owner, and operator in the renewable energy sector, including investments in wind and residential and commercial rooftop and ground mount solar systems.

___
Midstream Assets: Includes investments in natural gas transportation and storage assets and is comprised of the following: an equity investment in Dominion Midstream Partners, LP, which holds ownership interests in the Iroquois Gas Transmission System, Cove Point and Dominion Carolina Gas Transmission; Steckman Ridge, which is a partnership that owns and operates a 17.7 Bcf natural gas storage facility, with up to 12 Bcf working capacity, in western Pennsylvania that is 50 percent owned by an NJR Subsidiary; and a 20 percent ownership interest in the proposed PennEast Pipeline, a 118-mile pipeline designed to bring natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey.

___
Home Services: Consists of NJR Home Services Company, which provides Heating, Ventilating, and Air Conditioning (HVAC) service, sales and installation of appliances, as well as installation of solar equipment.

b.
"Cause" has the same meaning as in any employment or similar agreement between NJR and the Employee or, if no such agreement or definition exists, then “Cause” means: (A) conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (B) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with Employee’s employment hereunder which has had a significant adverse effect on the business of NJR or any of its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of NJR or any of its subsidiaries, or (C) repeated material violations by Employee of his or her obligations under any applicable employment agreement or policy of NJR or any of its subsidiaries, which have continued after written notice thereof from NJR or any of its subsidiaries, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to NJR or any of its subsidiaries’ business or reputation.

c.
“Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to NJR, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of NJR or otherwise damaging to NJR if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of NJR’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which NJR offers or may offer its products and services to such customers, (ii) the identity of NJR’s vendors or potential vendors, and the terms or proposed terms upon which NJR may purchase products and services from such vendors, (iii) technology used by NJR to provide its services, (iv) the terms and conditions upon which NJR employs its employees and independent contractors, (v) marketing and/or business plans and strategies, (vi) financial reports and analyses regarding the revenues, expenses, profitability and operations of NJR, and (vii) information provided to NJR by customers and other third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by Company or Employer, except where such public disclosure has been made by Employee without authorization from Company or Employer; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means.

d.
“Material Contact” means contact in person, by telephone, or by paper or electronic correspondence, or the supervision of those who have such conduct, and which is done in furtherance of the business interests of NJR and within the last 36 months of Employee’s employment with NJR.

e.	“Restricted Period” means the period while Employee is employed by NJR and for 36 months following the termination or resignation of Employee from employment with NJR.

f.	“Restricted Territory” consists of the following areas, to the extent such areas have been identified as applicable to the definition of the “Business of NJR” above:

Natural Gas Distribution: The State of New Jersey and for those employees engaged in or supervising off system sales, the States of New Jersey, New York and Pennsylvania.

Energy Services: The Continental United States and within a 100 mile radius of the Dawn Storage Hub in Canada.

Clean Energy Ventures: The State of New Jersey.

Midstream Assets: The States of New Jersey, New York, Connecticut and Pennsylvania.

Home Services: The State of New Jersey.